Exhibit 99.1

Company Release – 10/20/16

First Priority Financial Corp. Reports Third Quarter and Nine Months, 2016 Financial Results

➣     9 Month current year earnings per share increased 36% versus 2015 period

➣     Year-to-date loan growth is up 19% compared to prior year end

Malvern, Pa., October 20, 2016 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank (the “Bank”), today reported net income for the nine months ended September 30, 2016 of $1.56 million or $0.19 per basic and fully diluted common share versus $1.48 million or $0.14 per basic and fully diluted common share for the same period in 2015. The results reflected a 36% increase in earnings per share for the comparable nine month period a year ago.

Net income for the third quarter, 2016 totaled $476 thousand or $0.06 per basic and fully diluted share as compared to $588 thousand or $0.06 per basic and fully diluted share in the third quarter of 2015.

On August 21, 2016, the Bank significantly increased its loans outstanding through the acquisition of approximately 25 attractive relationships and approximately $65 million in loans from another local banking institution. The loan purchase, which increased loans outstanding by 19.1%, had a modestly negative impact on third quarter, 2016 operating results as the Bank recorded an initial loan loss provision of $500 thousand related to these acquired loans, consistent with its current practice that an allowance be established on all new loans generated. The Bank experienced one-time transaction costs of approximately $50 thousand related to the purchase. In addition, the Bank took advantage of financial market conditions during the current quarter by selling $6.5 million of its longer duration investments and recorded gains from these sales of $456 thousand.

David E. Sparks, Chairman and CEO, stated: “The steps taken in the third quarter of this year will significantly improve our future operating performance through the higher level of net revenues on the additional $65 million in acquired loans, with no incremental costs to manage these new relationships. We look forward to developing and broadening these relationships, which we believe will provide additional opportunities for our Bank with this very attractive customer base. Each acquired loan has been reviewed and analyzed through a due diligence process to assure compliance with the Bank’s internal credit review process.”

Sparks continued: “The Company’s earnings per share has and will continue to be positively impacted from the refinancing of $6.0 million of 9% preferred stock in January, 2016, through the prior issuance of the 7% subordinated debentures. These steps have provided an on-going benefit to our income available to common shareholders of $0.01 per quarter as the after tax cost of the debentures of 4.62% is a significant reduction to the prior 9% after tax impact of the preferred stock dividends.”

Sparks also noted: “We are also taking steps to broaden our franchise by opening a loan production office in Bala Cynwyd. This new location will allow our existing loan personnel to better service our customers within that market.”

Sparks concluded: “The Company’s operating performance is sound and asset quality and the balance sheet remain strong. Our efforts to strengthen our core deposit base are succeeding and we continue to broaden our relevance as a $570 million Bank.”

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income	$5,341	$5,154	$5,007	$15,531	$14,422
Interest expense	1,142	1,093	797	3,321	2,339

Net interest income	4,199	4,061	4,210	12,210	12,083
Provision for loan losses	510	90	195	710	445

Net interest income after provision for loan losses	3,689	3,971	4,015	11,500	11,638
Non-interest income	641	326	342	1,376	834
Non-interest expenses	3,636	3,485	3,529	10,598	10,307

Income before income taxes	694	812	828	2,278	2,165
Federal income tax expense	218	256	240	715	681

Net income	$476	$556	$588	$1,563	$1,484
Preferred dividends	76	77	212	330	589

Income to common shareholders	$400	$479	$376	$1,233	$895

Basic earnings per common share	$0.06	$0.07	$0.06	$0.19	$0.14

Diluted earnings per common share	$0.06	$0.07	$0.06	$0.19	$0.14

Weighted average common shares outstanding:
Basic	6,527	6,503	6,492	6,509	6,462
Diluted	6,570	6,568	6,567	6,556	6,507

Net interest margin	3.35%	3.40%	3.53%	3.34%	3.54%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2016	December 31, 2015

Assets
Cash and cash equivalents	$24,909	$5,909
Investment securities	44,071	114,590
Loans receivable	487,335	409,153
Less: allowance for loan losses	3,323	2,795

Net loans	484,012	406,358
Premises and equipment, net	1,825	2,033
Bank owned life insurance	3,236	3,178
Deferred income taxes, net	2,910	3,543
Goodwill and other intangibles	2,978	3,035
Other assets	8,023	7,894

Total assets	$571,964	$546,540

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$442,693	$408,687
Federal Home Loan Bank of Pittsburgh advances	70,688	74,725
Subordinated debt	9,201	9,201
Other liabilities	1,752	1,836

Total liabilities	524,334	494,449
Shareholders’ equity	47,630	52,091

Total liabilities and shareholders’ equity	$571,964	$546,540

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	September 30, 2016	December 31, 2015

Period End Balance Sheet Ratios:
Loan to deposit ratio	110.1%	100.1%
Equity to assets	8.33%	9.53%
Tangible common equity/Tangible assets	7.25%	7.30%
Book value per common share	$6.77	$6.58
Tangible book value per common share (1)	$6.32	$6.11

Selected Asset Quality Balances:
Non-performing loans	$1,003	$1,933
Other real estate owned	1,549	1,633

Total non-performing assets	$2,552	$3,566

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.21%	0.47%
Non-performing assets as a percentage of total assets	0.45%	0.65%
Allowance for loan losses as a percentage of total loans	0.68%	0.68%

(1)	Tangible book value per common share is considered a Non-GAAP Measurement defined as total shareholders’ equity less intangible assets divided by total common shares outstanding. Please refer to the Company’s most recent annual report on Form 10-K for additional discussion on GAAP versus Non-GAAP Presentation.

Balance Sheet and Capital Highlights:

•	Total assets were $572.0 million at September 30, 2016 compared to $546.5 million at December 31, 2015, an increase of $25.4 million, or 4.7%. This increase resulted from increases in outstanding loan balances of $78.2 million and cash and cash equivalents of $19.0 million, primarily interest bearing deposit balances with other banks, partially offset by a reduction in investment portfolio balances of $70.5 million.

•	The investment portfolio totaled $44.1 million at September 30, 2016 compared to $114.6 million at December 31, 2015. As previously stated, the Company sold $12.8 million of state and municipal obligations during the first nine months of 2016, and had $6.5 million of called securities. Also, as of December 31, 2015, the investment portfolio included $50 million of short-term investments, consisting of United States Treasury securities and Federal Home Loan Bank notes, which were purchased related to year-end tax planning strategies and subsequently matured in January of 2016. As of September 30, 2016 and December 31, 2015, $24.8 million and $94.7 million of investments, respectively, were classified as available for sale while $19.3 million and $19.9 million, respectively, were classified as held to maturity.

•	Loans outstanding were $487.3 million at September 30, 2016, an increase of $78.2 million, or 19.1%, from $409.2 million at December 31, 2015. During the first nine months of 2016, loan growth related to acquired loans included the commercial portfolio discussed above totaling $64.3 million and the purchase of performing residential real estate loans totaling $12.7 million in the second quarter of 2016. During the current year, new organic loan production totaled approximately $49 million while the Company experienced approximately $48 million in principal payments or unscheduled loan payoffs.

•	Deposits totaled $442.7 million at September 30, 2016 compared to $408.7 million at December 31, 2015, an increase of $34.0 million, or 8.3%. During the first nine months of 2016, core deposits increased in the following categories: non-interest bearing deposits: $9.0 million, or 19.5%; NOW accounts: $9.7 million, or 25.4%; and money market and savings accounts: $15.7 million, or 17.3%. During this same time, total time deposits were relatively flat as brokered time deposits increased $12.5 million while retail time deposits declined $12.9 million.

•	Total borrowings, consisting of Federal Home Loan Bank of Pittsburgh (“FHLB”) advances and subordinated debt, totaled $79.9 million at September 30, 2016 compared to $83.9 million at December 31, 2015 representing a decrease of $4.0 million, or 4.8%. This decline consists of decreases of $1.0 million related to short-term FHLB advances and $3.0 million due to the maturity of longer term FHLB advances.

•	Total shareholders’ equity was $47.6 million at September 30, 2016, which declined $4.5 million due to the redemption of $6 million of preferred stock in January 2016, compared to $52.1 million at December 31, 2015. Related to the redemption of preferred stock, the Company issued $9.5 million of 7% subordinated debt in November 2015 which qualifies as Tier 2 capital for regulatory capital purposes. The equity to assets ratio as of September 30, 2016 was 8.33%, book value per common share was $6.77 and tangible common equity to tangible assets was 7.25%.

Asset Quality Highlights:

•	The allowance for loan losses was $3.3 million as of September 30, 2016 compared to $2.8 million as of December 31, 2015, respectively, which represented 0.68% of total loans outstanding as of each of these dates. As mentioned above, the Company recorded an initial loan loss provision related to the acquired commercial loan portfolio of approximately $500 thousand and included the acquired loans within the same quarterly analysis process of the allowance for loan losses as it does for similar loans originated by the Bank. Net charge-offs for the nine months ended September 30, 2016 totaled $182 thousand compared to $115 thousand for the first nine months of 2015.

•	Total non-performing loans were $1.0 million, or 0.21% of total loans outstanding at September 30, 2016 compared to $1.9 million, or 0.47% of total loans outstanding as of December 31, 2015. Non-performing assets totaled $2.6 million, or 0.45% of total assets, as of September 30, 2016 compared to $3.6 million, or 0.65% of total assets as of December 31, 2015.

Operating Results Highlights:

•	Net interest income totaled $4.20 million for the third quarter of 2016, relatively flat compared to $4.21 million during the third quarter of 2015. When comparing these two periods, average interest earning assets increased $30.8 million, or 6.5%, compared to the third quarter of 2015, as average loans increased $55.4 million, or 14.1% offset by a decline in investment securities and other interest earning assets of $24.6 million, or 30.3%. Funding for this growth was provided by an increase in interest bearing liabilities of $24.3 million, or 6.2%, and by non-interest bearing demand accounts of $7.2 million, or 14.7%. The net increase due to the increased volume was offset by a decrease in net interest margin of 18 basis points from 3.53% to 3.35% in the current quarter compared to the prior year. The average rate on loans decreased slightly by 6 basis points while the rate on investments increased 39 basis points resulting in an increase in the overall rate on total interest earning assets of 7 basis points. At the same time, the average cost of funds increased 30 basis points from 0.80% to 1.10%, partially due to the issuance of subordinated debt.

Net interest income for the first nine months of 2016 totaled $12.21 million compared to $12.08 million for the same period of the prior year, an increase of $127 thousand, or 1.1%. Average interest earning assets increased $31.5 million, or 6.9% when comparing these periods. The rate on average earning assets increased 3 basis points while the average cost of funds increased 27 basis points which resulted in a decline in net interest margin of 20 basis points from 3.54% to 3.34%.

•	Non-interest income increased $299 thousand in the current quarter compared to the third quarter of 2015, primarily related to incremental investment securities gains of $331 thousand, which totaled $456 thousand in the current quarter compared to $125 thousand a year ago. Wealth management fees, totaling $73 thousand, declined $30 thousand when comparing these same periods. For the nine months ended September 30, 2016, non-interest income increased $542 thousand, as investment securities gains totaled $795 thousand in the current year, an increase of $670 thousand compared to $125 thousand in the prior year. This positive impact was offset by a decline of $116 thousand in wealth management fees.

•	The provision for loan losses was $510 thousand and $710 thousand for the three and nine months ended September 30, 2016, respectively, compared to $195 thousand and $445 thousand for the same respective periods in 2015. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans. As stated above, the Company recorded a provision related to the acquired commercial loan portfolio of approximately $500 thousand in the third quarter of 2016.

•	For the quarter ended September 30, 2016, non-interest expenses were $3.64 million, an increase of $107 thousand, or 3.0% from $3.53 million for the same period in 2015. For the nine months ended September 30, 2016, non-interest expenses were $10.60 million, an increase of $291 thousand, or 2.8% from $10.31 million for the same period in 2015. These increases primarily reflect incremental staffing costs to enhance business development and marketing opportunities, one-time transaction costs related to the commercial loan portfolio acquired of approximately $50 thousand and a valuation adjustment of $90 thousand due to an appraisal adjustment for one other real estate owned property. These incremental costs in the current quarter were partially offset by lower marketing costs compared to the third quarter of 2015. The current year includes the acceleration of costs related to the Plumstead branch closure recorded in the first quarter of 2016.

•	Income tax expense recorded for the three and nine months ended September 30, 2016 totaled $218 thousand and $715 thousand, respectively, compared to $240 thousand and $681 thousand for the same respective periods in 2015. The effective tax rates for the three and nine months of 2016 were both 31.4%.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $572 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its seven offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

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